Exhibit (a)(1)(O)

IMPORTANT INFORMATION ABOUT YOUR SHARES OF COMMON STOCK OF NEW PLAN EXCEL REALTY TRUST, INC.

April 12, 2007

TIME IS RUNNING OUT.

IF YOU ARE A HOLDER OF SHARES OF COMMON STOCK,
PLEASE IMMEDIATELY TENDER YOUR SHARES
BEFORE THE TENDER OFFER EXPIRES.

Tendering is Easy!

If you hold your shares through a broker, call your broker NOW to tender your shares before it is too late!

No matter how you hold your shares, we’d like to help you tender.

INNISFREE M&A INCORPORATED,
Centro’s Information Agent for the transaction, is ready to answer your questions about tendering.
Please call toll-free at:
(877) 750-5836

IF YOU DO NOT TENDER BEFORE
12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 18, 2007,
YOU WILL NOT RECEIVE CASH CONSIDERATION
UNTIL THE MERGER CLOSING.

NO FURTHER DIVIDENDS WILL BE DECLARED
ON NEW PLAN COMMON STOCK.

Stockholders should consider the following points (see below for further detail):

•                  Centro controls over 80% of New Plan’s shares and a majority of its board;

•                  Centro controls the necessary votes to approve the merger without the vote of any other New Plan stockholder;

•                  If shares are not tendered before 12:00 midnight, New York City time, on April 18, 2007, stockholders will have to wait until the merger becomes effective (which could take 30 to 60 days or even longer) to receive $33.15 per share, net to the seller, in cash per share;

•                  No further dividends will be declared on shares of New Plan common stock; and

•                  The New Plan board has unanimously recommended that all stockholders tender their shares.

As you may be aware, on March 8, 2007, Super MergerSub Inc. (“MergerSub”), an affiliate of Centro Properties Limited (“we”), made an offer to purchase all of the outstanding shares of common stock, $.01 par value per share, of New Plan Excel Realty Trust, Inc. (“New Plan”), for a price of $33.15 per share, net to the seller in cash, on the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal, each dated March 8, 2007 (as they may be amended or supplemented from time to time, together, the “Offer”).  Capitalized terms used but not defined herein have the meanings set forth in the Offer.

•                  We have already purchased over 81% of the outstanding New Plan Shares in our offer, and we will be able to approve the merger of New Plan into MergerSub without the vote of any other New Plan stockholder.  The Offer is being made under a negotiated Merger Agreement unanimously approved by New Plan’s Board of Directors, and we control enough votes to approve the Merger without the vote of any other New Plan stockholder.

•                  We also control a majority of New Plan’s board of directors.  We have designated five directors on New Plan’s eight member board of directors.  Only the three independent New Plan directors remain on the board; all other directors resigned to allow us to appoint directors in accordance with the Merger Agreement.

•                  If you do not tender your shares before 12:00 midnight, New York City time, on April 18, 2007, you may have to wait an additional 30 to 60 days (or longer) to receive the $33.15 per share.  The Offer expires at 12:00 midnight, New York City time, on April 18, 2007, unless further extended.  If we do not acquire, through the Offer, at least one share more than shares representing 90% of the votes entitled to be cast by the holders of outstanding Shares and New Plan’s Series D Preferred Shares voting together as a class, and unless we elect to further extend the Offer or purchase additional Shares from New Plan to acquire the necessary voting power pursuant to the Top-Up Option issued under the Merger Agreement, we will be required to seek approval of the Merger by a vote of New Plan stockholders held at a duly held meeting. In that case, before the Merger could occur, New Plan will be required to prepare, file with the SEC and mail to stockholders a proxy statement and call a meeting, a process that often takes an additional 30 to 60 days or even longer.  We control the necessary votes to approve the merger at that meeting without the vote of any other New Plan stockholder.  However, if you do not tender your Shares before the Offer expires, you must wait until the Merger becomes effective to receive payment for your Shares.

•                  No further dividends will be declared on your shares of common stock.  Under the terms of the Merger Agreement, you will not receive any additional dividends other than the regular quarterly dividend that was declared in February and will be payable on April 16, 2007 to holders as of record on March 27, 2007.

•                  Your New Plan Excel Realty Trust, Inc. Board of Directors unanimously recommended that all shareholders tender in connection with unanimously approving the Merger Agreement executed on February 27, 2007.

IF YOU HAVE ANY QUESTIONS OR NEED COPIES OF THE LETTER OF TRANSMITTAL OR ANY OTHER DOCUMENTS, PLEASE CALL:

INNISFREE M&A INCORPORATED
TOLL-FREE AT (877) 750-5836
(Banks and Brokers may call collect at (212) 750-5833)

*  *  *  *  *

The foregoing does not constitute an offer to purchase Shares or a solicitation/recommendation statement under the rules and regulations of the SEC. The offer to purchase Shares is being made solely pursuant to the Offer. We filed with the SEC on March 8, 2007 a tender offer statement on Schedule TO (including the Offer and related tender offer documents), and also have filed amendments and supplements thereto, and New Plan filed with the SEC on March 8, 2007 a solicitation/recommendation statement on Schedule 14D-9 dated March 8, 2007, and also has filed amendments and supplements thereto. These documents contain important information, and you are advised to carefully read these documents before making any decisions with respect to the Offer. You may obtain these documents for free at the SEC’s website at www.sec.gov or from Innisfree M&A Incorporated, the Information Agent for the tender offer, by calling (877) 750-5836.